EXECUTION VERSION

Exhibit 2.11

AMENDMENT NO. 3 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 (this “Amendment No. 3”), dated as of September 29, 2016, to the Agreement and Plan of Merger, dated as of February 7, 2016 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 1, 2016 and Amendment No. 2 to the Agreement and Plan of Merger, dated as of June 17, 2016, the “Merger Agreement”), by and among Apollo Education Group, Inc., an Arizona corporation (the “Company”), AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”), and Socrates Merger Sub, Inc., an Arizona corporation and wholly owned subsidiary of Parent (“Merger Sub”) is made and entered into by and among Parent, Merger Sub and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into the Merger Agreement on February 7, 2016;

WHEREAS, Section 9.2 of the Merger Agreement provides that at any time prior to the Effective Time, the parties thereto may modify, supplement or amend the Merger Agreement, by a written agreement authorized by the board of directors and executed and delivered by duly authorized officers of the respective parties;

WHEREAS, each of Parent, Merger Sub and the Company desires to amend certain terms of the Merger Agreement as set forth this Amendment No. 3 and to make certain representations, warranties, covenants and agreements in connection with this Amendment No. 3; and

WHEREAS, the respective boards of directors or other governing body of each of Parent, Merger Sub and the Company and the holders of Class A Shares and Class B Shares have approved the Merger on the terms and subject to the conditions set forth in the Merger Agreement and have approved and declared advisable the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.     Employee Benefits. The penultimate sentence of Section 6.10(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Parent agrees that, during the period commencing at the Effective Time and ending on the six (6) month anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each Continuing Employee, severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time.”

2.     Interpretation; Construction. Subsection (d) of Section 9.13 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Each reference to “herein”, “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of Amendment No. 3, refer to the Merger Agreement, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 1, 2016, Amendment No. 2 to the Agreement and Plan of Merger, dated as of June 17, 2016 and Amendment No. 3 to the Agreement and Plan of Merger, dated as of September 29, 2016. Each reference herein to “the date of this Amendment” shall refer to May 1, 2016, each reference to the “date of this Amendment No. 2” shall refer to June 17, 2016, each reference to the “date of this Amendment No. 3” shall refer to September 29, 2016 and each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to February 7, 2016.”

3.     Representations and Warranties.

(a) Company. The Company hereby represents and warrants to Parent and Merger Sub that (i) the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Amendment No. 3 and perform its obligations under this Amendment No. 3 and (ii) this Amendment No. 3 has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Amendment No. 3 by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that (i) each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Amendment No. 3 and (ii) this Amendment No. 3 has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery of this Amendment No. 3 by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its term, subject to the Bankruptcy and Equity Exception.

4.     Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment No. 3, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

5.     Counterparts. This Amendment No. 3 may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

6.     Miscellaneous. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment No. 3, and to the Merger Agreement as modified by this Amendment No. 3, taken together as a single agreement, reflecting the terms therein as modified by this Amendment No. 3.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

APOLLO EDUCATION GROUP, INC.

By:	/s/ Jeff Langenbach
Name: Jeff Langenbach
Title: Senior Vice President

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

AP VIII QUESO HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P.,
its general partner

By:	Apollo Capital Management VIII, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

SOCRATES MERGER SUB, INC.

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]